Exhibit 4.1

FIFTH AMENDMENT
TO
LINE OF CREDIT LOAN AGREEMENT

THIS FIFTH AMENDMENT TO LINE OF CREDIT LOAN AGREEMENT (“Fifth Amendment”) is made effective as of December 28, 2006, by and between MGP INGREDIENTS, INC. (“Company”) and COMMERCE BANK, N.A. (“Bank”).

WHEREAS, Company and Bank entered into that certain Line of Credit Loan Agreement dated November 25, 2003, as amended pursuant to (i) that certain First Amendment to Line of Credit Loan Agreement dated September 17, 2004, (ii) that certain Second Amendment to Line of Credit Loan Agreement dated as of November 30, 2004, (iii) that certain Third Amendment to Line of Credit Agreement dated as of September 9, 2005 and (iv) that certain Fourth Amendment to Line of Credit Agreement dated as of June 30, 2006 (as previously amended, the “Loan Agreement”); and

WHEREAS,  Section 3.1(a) of the  Loan Agreement requires the company to comply with all of the Company Covenants as defined and contained in Section 5 of the Note Agreement dated as of August 1, 1993, between Borrower and the Principal Mutual Life Insurance Company (the “Principal Agreement”); and

WHEREAS, the Company is constructing a new office facility and technical center in Atchison, Kansas (the “Facilities”), which it intends to finance through a sale/ leaseback transaction with the City of Atchison Kansas (the “Transaction”), pursuant to which the City of Atchison will issue its industrial revenue bonds in the principal amount of $7 million under a trust indenture to finance the Facilities, the Company will purchase the Bonds from the City pursuant to a Bond Purchase Agreement, the City will use the proceeds of the Bonds to purchase the Facilities from the Company and the Company will then lease the Facilities from the City pursuant to a capital lease agreement;

WHEREAS, certain provisions of the Principal Agreement might prohibit or restrict the Company from engaging in the Transaction, and the parties desire to amend the Line of Credit Agreement to permit the Company to effect the Transaction;

NOW, THEREFORE, Company and Bank agree as follows:

1.                                       Terms used herein which are defined in the Loan Agreement shall have the meanings given to them in the Loan Agreement.

2.                                       Section 3.1 of the Loan Agreement is hereby amended by adding a new paragraph (c) to read in its entirety as follows:

Notwithstanding subparagraph (a) of this Section 3.1, the Borrower may engage in a transaction (the “Transaction”) with the City of Atchison, Kansas pursuant to which the City of Atchison will issue its industrial revenue bonds (the “Bonds”) in the principal amount of $7 million and under a trust indenture (“Indenture”) to finance a new office building and a new technical center for the Company

(the “Facilities”), the Company will purchase the Bonds from the City pursuant to a Bond Purchase Agreement (“Bond Purchase Agreement”), the City will use the proceeds to purchase the Facilities from the Company and the Company will then lease the Facilities from the City pursuant to a capital lease agreement (“the Lease Agreement”).  Borrower has provided Bank copies of said Bond Purchase Agreement, Indenture and Lease Agreement.   The following provisions of  the Principal Agreement shall not apply to the Transaction:  Section 5.11 relating to limitation on liens, Section 5.13 relating to limitations on investments, Section 5.14 relating to sales of assets and Section 5.15 relating to guaranties.

3.                                       Except to the extent specifically amended by this Fifth Amendment, the Loan Agreement, as amended,  shall remain in full force and effect.

4.                                       ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BY SIGNING BELOW, YOU AND WE AGREE THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN US.

5.                                       This Fifth Amendment shall be governed by, and construed in accordance with, the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by their respective officers as of the date written above.

MGP INGREDIENTS, INC.

By:	/s/ Brian T. Cahill
Title: CFO

By:	/s/ Ladd M. Seaberg
Title: CEO

COMMERCE BANK, N.A.

By:	/s/ Wayne C. Lewis
Title: Vice President